                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 14D-9

          SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )

                             Fashionmall.com, Inc.
--------------------------------------------------------------------------------
                           (Name of Subject Company)

                             Fashionmall.com, Inc.
--------------------------------------------------------------------------------
                      (Names of Persons Filing Statement)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


--------------------------------------------------------------------------------
                     (CUSIP Number of Class of Securities)

                                     [NAME]
                            c/o Fashionmall.com, Inc.
                               575 Madison Avenue
                               New York, NY 10022
                                 (212) 891-6064


                                 With a copy to:
                               Kenneth Koch, Esq.
                Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
                                666 Third Avenue
                               New York, NY 10017

--------------------------------------------------------------------------------
      (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.